Exhibit 10.5

TRACON PHARMACEUTICALS, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

For

CHARLES P. THEUER

This Amended and Restated Employment Agreement (the “Agreement”) is made and entered into effective as of May 8, 2015 (the “Effective Date”), by and between TRACON Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Charles P. Theuer (the “Executive”).  The Company and Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.  From and following the Effective Date, this Agreement shall replace and supersede that certain Amended and Restated Employment Agreement between Executive and Company entered into as of May 7, 2014, as amended on or about September 17, 2014 (together, the “Prior Agreement”).

Recitals

Whereas, Executive and the Company are currently parties to the Prior Agreement that is superseded and replaced in its entirety by this Agreement; and

Whereas, the Company desires to continue to employ Executive to provide personal services to the Company in that capacity, and wishes to provide Executive with certain compensation and benefits in return for his services, and Executive wishes to be so employed and to receive such benefits; and

Whereas, the Company and Executive wish to enter into this Agreement to define their mutual rights and duties with respect to Executive’s compensation and benefits;

Now, Therefore,  in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

Agreement

Employment by the Company.

Position.  Executive shall serve as the Company’s President and Chief Executive Officer.  During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

Duties and Location.  Executive shall report to the Company’s Board of Directors (the “Board”), and shall have such duties and responsibilities as are customary for the positions of President and Chief Executive Officer.  Executive’s primary office location shall be the

Company’s San Diego, California office.  The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time, and to require reasonable business travel.

Policies and Procedures.  The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

Board Seat.  The Company shall use its best efforts to cause Executive to be elected as a member of its Board throughout his employment as Chief Executive Officer of the Company (“CEO Term”), and shall include him in the management slate for election as a director at every stockholders’ meeting during the CEO Term at which his term as a director would otherwise expire.  Executive agrees to accept election, and to serve during the CEO Term, as a director of the Company, without any compensation therefore other than as specified in this Agreement.

Compensation.

Salary.  Executive shall receive a base salary at the rate of Four Hundred Seventy Thousand Dollars ($470,000) per year (the “Base Salary”), retroactive to January 1, 2015, subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

Bonus.    Executive will be eligible for an annual discretionary bonus of up to fifty-percent (50%) of Executive’s Base Salary (the “Annual Bonus”).  Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Board (or the Compensation Committee thereof) in its sole discretion based upon the Company’s and Executive’s achievement of objectives and milestones to be determined on an annual basis by the Board (or the Compensation Committee thereof).  Executive must remain an active employee through the end of any given calendar year in order to earn an Annual Bonus for that year and any such bonus will be paid prior to March 15 of the year following the year in which Executive’s right to such amount became vested.  Executive will not be eligible for, and will not earn, any Annual Bonus (including a prorated bonus) if Executive’s employment terminates for any reason before the end of the calendar year.

Standard Company Benefits. Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees.  The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.

Vacation.  Executive shall be entitled to accrue vacation at the rate of four (4) weeks per year, in accordance with the terms of the Company’s vacation policy and practices (including but not limited to maximum vacation accrual caps).

Expenses.  The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of

Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

Equity.

Prior Awards.  Any stock, stock options, or other equity awards that Executive has already been granted by the Company shall continue to be governed in all respects by the terms of the applicable grant agreements, grant notices, and plan documents, except as otherwise provided in this agreement.

Stock Options.  On March 26, 2015, the Company granted Executive 147,213 stock options with an exercise price of $14.34 per share, which was the fair market value per share on the date of grant.  The options will be incentive stock options to the maximum extent permitted by applicable tax laws.  Except as otherwise provided in this Agreement, the options will vest in equal monthly installments over four years following the date of grant subject to the Executive’s continued employment with the Company on the date of each installment, and will be on other terms and conditions set forth in the stock option award agreement evidencing the grant, which the Executive must execute as a condition of grant, and the Company’s 2015 Equity Incentive Plan.

Additional Awards.  The Board (or the Compensation Committee thereof) may grant additional stock, stock options, or other equity awards to Executive in its sole discretion.

Termination of Employment; Severance.

At-Will Employment.  Executive’s employment relationship is at-will.  Either Executive or the Company may terminate the employment relationship at any time, with or without Cause or advance notice.

Termination Without Cause; Resignation for Good Reason.  In the event Executive’s employment with the Company is terminated by the Company without Cause (other than due to Executive’s death or Disability), or Executive resigns for Good Reason, and provided that Executive satisfies the Release Requirement in Section 8 below and remains in compliance with Executive’s continuing obligations to the Company, the Company shall provide Executive the following “Termination Benefits”:

The Company shall pay Executive the equivalent of twelve (12) months of Executive’s base salary in effect as of the date of Executive’s employment termination, subject to standard payroll deductions and withholdings (the “Termination Severance”).  Subject to Section 9 below, the Termination Severance will be paid to Executive in substantially equal installments on the Company’s normal payroll periods during the twelve (12) month period following Executive’s termination date, provided, that, any payments scheduled to be paid before the Effective Date of the Release and Waiver (as defined in Section 8 below), will be delayed and paid without interest no sooner than the first payroll period following the Effective Date, and all other payments of the Termination Severance shall be made on the scheduled payment dates.

Provided that Executive timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Executive’s termination date and ending on the earliest to occur of: (a) twelve (12) months following Executive’s employment termination date; (b) the date Executive becomes eligible for group health insurance coverage through a new employer; or (c) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer's group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay Executive, on the first day of each calendar month following the termination date, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for Executive and Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period.  Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

In addition to the Termination Severance and COBRA Premiums, Executive’s outstanding equity awards that are subject to vesting solely upon the passage of time and Executive’s continued employment with the Company shall be accelerated such that 100% of such outstanding equity awards shall be deemed immediately vested and exercisable as of Executive’s employment termination date.

Termination Upon Death.  In the event Executive’s employment with the Company is terminated due to Executive’s death, and provided that Executive’s estate satisfies the Release Requirement in Section 8 below, the Company shall provide Executive’s estate with the following “Death Benefits”:

The Company shall pay Executive’s estate the equivalent of twelve (12) months of Executive’s base salary in effect as of the date of Executive’s death, subject to standard payroll deductions and withholdings (the “Death Severance”).  Subject to Section 9 below, the Death  Severance will be paid to Executive’s estate in substantially equal installments on the Company’s normal payroll periods during the twelve (12) month period following Executive’s death, provided, that, any payments scheduled to be paid before the Effective Date of the Release and Waiver (as defined in Section 8 below), will be delayed and paid without interest no sooner than the first payroll period following the Effective Date, and all other payments of the Death Severance shall be made on the scheduled payment dates.

In addition to the Death Severance, Executive’s outstanding equity awards that are subject to vesting solely upon the passage of time and Executive’s continued employment with the Company shall accelerate vesting in accordance with their applicable schedules as if Executive had remained in employment for an additional six (6) months as of his employment termination date.

Termination Upon Disability.    In the event Executive’s employment with the Company is terminated due to Executive’s Disability, and provided that Executive satisfies the Release Requirement in Section 8 below and remains in compliance with Executive’s continuing obligations to the Company, Executive’s outstanding equity awards that are subject to vesting solely upon the passage of time and Executive’s continued employment with the Company shall accelerate vesting in accordance with their applicable schedules as if Executive had remained in employment for an additional six (6) months as of his employment termination date (the “Disability Benefits”).

Termination for Cause; Resignation Without Good Reason.  In the event that the Executive terminates his employment for any reason other than Good Reason or in the event that Company terminates Executive for Cause no further payments shall be due under this Agreement, except that the Executive shall be entitled to any amounts earned, accrued or owing but not yet paid under Section 2 above, any benefits accrued or earned under the Company’s benefit plans and programs or to which Executive is otherwise entitled under applicable law, and any outstanding equity awards vested as of the termination date, which awards must be exercised within 90 days of the termination date or the expiration of such equity award, whichever occurs first.

Release Requirement.  To be eligible for the Termination Benefits, Death Benefits or Disability Benefits pursuant to Section 7 above, Executive (or his estate, if applicable) must satisfy the following release requirement (the “Release Requirement”): return to the Company a signed and dated general release of all known and unknown claims in a termination agreement acceptable to the Company (the “Release and Waiver”) within the applicable deadline set forth therein, but in no event later than forty-five (45) days following Executive’s employment termination date, and permit the Release and Waiver to become effective and irrevocable in accordance with its terms (such latest permitted effective date of the Release and Waiver is the “Effective Date” of the Release and Waiver).  No Termination Benefits, Death Benefits or Disability Benefits will be provided prior to the Effective Date of the Release and Waiver.

Section 409A.   It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A‑1(b)(4) and 1.409A‑1(b)(5), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A.  For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A‑2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h)) to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation.  Upon the first business day following the expiration of such applicable delay period, all payments deferred pursuant to this Section 9 shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

10.Definitions.

10.1Cause.    For purposes of this Agreement, “Cause” for termination will mean: (i) conviction of the Executive of any felony or any crime involving moral turpitude; (ii) Executive’s failure or refusal to follow reasonable and lawful instructions of the Board or reasonable and lawful policies, standards and regulations of the Company; (iii) Executive’s failure or refusal to faithfully and diligently perform the usual, customary duties of his employment with the Company; (iv) unprofessional, unethical, immoral or fraudulent conduct by Executive; (v) conduct by Executive that materially discredits the Company or is materially detrimental to the reputation, character and standing of the Company or (vi) Executive’s material breach of any written agreement with the Company (including but not limited to this Agreement or his Confidentiality Agreement (as defined in Section 11.1 below)).  An event described in (ii) - (vi) above shall not be treated as “Cause” until after Executive has been given written notice of such event, failure or conduct and Executive fails to cure such event, failure, conduct or breach, if curable, within fifteen (15) days from such written notice.

10.2Disability.  For purposes of this Agreement, “Disability” shall mean Executive’s inability for medical reasons to perform the essential duties of Executive’s position for either ninety (90) consecutive calendar days or one hundred twenty (120) business days in a twelve month period by reason of any medically determined physical or mental impairment as determined by a medical doctor selected by written agreement of the Company and Executive upon the request of either party by notice to the other.

10.3Good Reason.  For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Executive’s prior written consent:

(a)  any material breach of this Agreement by the Company;

(b)  a material reduction in Executive’s base salary, which the parties agree is a reduction of at least 10% of Executive’s base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees);

(c) a material reduction in Executive’s duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless Executive’s new duties are materially reduced from the prior duties; or

(d) relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than thirty-five (35) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation;

provided, however that, such termination by the Executive shall only be deemed for Good Reason pursuant to the foregoing definition if (i) the Company is given written notice from the Executive within thirty (60) days following the first occurrence of the condition that he considers to constitute Good Reason describing the condition and the Company fails to satisfactorily remedy such condition within thirty (30) days following such written notice, and (ii) the Executive terminates employment within thirty (60) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do.

11.Proprietary Information Obligations.

11.1Confidential Information Agreement.  As a condition of continued employment, Executive acknowledges and reaffirms his obligations to the Company under the Employee Proprietary Information and Inventions Agreement he executed on or about September 17, 2014 (the “Confidentiality Agreement”).

11.2Third-Party Agreements and Information.  Executive represents and warrants that Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement.  Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party.  During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

12.Outside Activities During Employment.

12.1Non-Company Business.  Except with the prior written consent of the Board, Executive will not during the term of Executive’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor.  Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

12.2No Adverse Interests.  Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

13.Legal Fees.  The Company agrees to reimburse Executive for legal fees he incurs in connection with the negotiation and review of this Agreement, up to a maximum of $5,000.  Such reimbursement is subject to Executive’s provision of documentation of such legal fees no later than June 1, 2015 and such reimbursement payment shall be made to Executive as soon as practicable following its receipt of such documentation, but in no event later than December 31, 2015.

14.Dispute Resolution.    To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment and services for the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with and services for the Company, or the termination of Executive’s employment with and services for the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §§1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in San Diego, California (or such other location as mutually agreed by the parties) by JAMS, Inc. (“JAMS”) or its successors by a single arbitrator.  Both Executive and the Company acknowledge that by agreeing to this arbitration procedure, they each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes, which can be found at http://www.jamsadr.com/rules-clauses/ and which will be provided to Executive upon request.  In any such proceeding, the arbitrator shall (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  Executive and the Company each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law.  Nothing in this Agreement is intended to prevent either the Company or Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law.  The Company shall pay all filing fees in excess of those that would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

15.General Provisions.

15.1Notices.  Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

15.2Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

15.3Waiver.  Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

15.4Complete Agreement.  This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations (including the Prior Agreement).  It cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

15.5Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

15.6Headings.  The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

15.7Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

15.8Tax Withholding and Indemnification.All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities.  Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement.  Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

15.9Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

In Witness Whereof, the Parties have executed this Agreement on the day and year first written above.

TRACON Pharmaceuticals, Inc.

By:	/s/ Patricia L. Bitar
Patricia L. Bitar
Chief Financial Officer

Executive
/s/ Charles P. Theuer
Charles P. Theuer